Exhibit 10.1

REAL ESTATE

PURCHASE AND SALE AGREEMENT

between

Pacific Ethanol Magic Valley, LLC, a Delaware

limited liability company

(“Seller”),

and

Liberty Basin, LLC, an Idaho limited liability company, or its successors, nominees or assigns

(“Purchaser”)

Dated: November 6, 2020

i

8.	Closing		9
	8.1	Seller’s Closing Documents	9
	8.2	Purchaser’s Closing Documents	10
	8.3	Prorations	10
	8.4	Closing Costs	10

9.	Seller’s Obligations Pending Closing		11

10.	Default		11
	10.1	Seller’s Default
	10.2	Purchaser’s Default

11.	Notices		11

12.	General Provisions		12
	12.1	Entire Agreement	12
	12.2	Modification in Writing	12
	12.3	Headings	12
	12.4	Interpretation	12
	12.5	Dates of Performance	13
	12.6	Successors and Assigns	13
	12.7	Further Assurances	13
	12.8	Counterparts	13
	12.9	Governing Law	13
	12.10	Attorneys’ Fees	13
	12.11	Tax-Free Exchange	13
	12.12	Survival / No Merger	13
	12.13	Waiver	13
	12.14	Severability	13
	12.15	Confidentiality.	13
	12.16	Time is of Essence	13
	12.17	Time for Acceptance	13
	12.18	Risk of Loss	13

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made as of November 6, 2020, by and between Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company (“Seller”), and Liberty Basin, LLC, an Idaho limited liability company, or its successor, nominees or assigns (“Purchaser”).

The parties agree as follows:

1. Purchase and Sale.

1.1 Property. Subject to the terms and conditions set forth in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the following real and personal property:

(a) That certain real property located in Cassia County, Idaho as more particularly described in Exhibit A attached hereto and incorporated herein (the “Land”). The Land is depicted as “Parcel A” in that certain record of survey attached hereto and incorporated herein as Exhibit B;

(b) All buildings, fixtures and other improvements located on the Land including without limitation the Wet Cake Barn, Scale House and Parts Shed (the “Improvements”) and, together with the Land;

(c) The following personal property appurtenant to the Land and Improvements (the “Personal Property”):

1. Rail spur, rail loop and related rail operation equipment

2. Grain storage bins and related loading and offloading facilities

3. Hammer mills (2)

4. Elevator legs, conveyers and equipment tied to the grain storage bins

5. Miscellaneous equipment as more particularly listed in that certain inventory attached hereto and incorporated herein as Exhibit C;

(d) All easements, rights-of-way and privileges appertaining to or otherwise benefitting or used in connection with the Land, the Improvements and the Personal Property are sometimes collectively referred to herein as the “Property”.

1.2 Possession. Possession of the Property shall be delivered by Seller to Purchaser as of the date on which the deed for the Property is recorded (“Closing”).

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2. Purchase Price. The Purchase Price for the Property (“Purchase Price”) shall be Ten Million and 00/100 Dollars ($10,000,000.00), which Purchaser shall deliver to Seller in immediately available funds at the Closing.

3. Follow Up Due Diligence.

3.1 Follow Up Due Diligence Period. Purchaser acknowledges having had ninety days to conduct its review and inspection of the Property. As a follow up to this review period, and as a necessity to obtain confirming documentation and to otherwise confirm certain facts, representations and information related to the Property, Purchaser shall have the period of twenty (20) days from the date Purchaser receives a fully executed copy (or original) of this Agreement from Seller (“Follow Up Due Diligence Period”), to conduct a follow up due diligence review to make a final determination, in Purchaser’s sole and absolute discretion, whether the Property is acceptable to Purchaser.

3.2 Entry Upon Property and Due Diligence Documents. During the Follow Up Due Diligence Period, Purchaser and its employees or agents may enter upon the Property, at Purchaser’s sole cost and expense, for the purpose of conducting such physical inspections as Purchaser may elect to make or obtain. Other than conditions existing on the Property and Seller’s acts or omissions, Purchaser shall indemnify and hold Seller harmless from and against any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including without limitation, attorneys’ fees) arising out of any such entry by Purchaser or its agents or out of any such inspections or tests conducted by Purchaser or its employees or agents. During the Follow Up Due Diligence Period, Seller shall provide to Purchaser any documentation in Purchaser’s possession (or which Purchaser may reasonably and efficiently obtain) reasonably requested by Purchaser (such as inspection reports, etc.) (the “Due Diligence Documents”) to facilitate Purchaser’s final review of the Property.

3.3 Title Insurance Commitment. Seller has delivered to Purchaser a commitment from Title One Corporation (PO Box 177, 211 W. 13th Street, Burley, Idaho 83318, Attn: Larry Roberts, Phone: (208) 878-3524 Email: lroberts@titleonecorp.com) (“Title Insurer”) for standard coverage title insurance (“Commitment”) covering the Property, together with legible copies of all instruments and other documents relating to any listed exceptions, all existing surveys of the Property, and a new or updated survey of the Property (“Survey”).

(a) Any matters disclosed by the Title Commitment or Survey which are approved, deemed approved, or waived by Purchaser pursuant to the terms of this Agreement shall constitute “Permitted Exceptions.”

(b) If any exceptions appear on the Title Commitment, or any encroachments or other title conditions are shown on the Survey, that are not acceptable to Purchaser, Purchaser will provide written notice to Seller and Title Company of such unacceptable matters (“Title Objection Matters”) not later than ten (10) days after the date of this Agreement (“Title Review Period”). In addition, Purchaser will have the right to notify Seller and Title Company of any additional Title Objection Matters which first appear on any updates to the Title Commitment or Survey issued after the expiration of the Title Review Period, so long as any such additional objection is made by Purchaser within ten (10) days after Purchaser receives the updated Title Commitment or Survey adding such new matter (but, in any event, prior to the Closing Date). Unless timely objected to in writing by Purchaser as Title Objection Matters as provided above, all matters disclosed by the Title Commitment or Survey (or any updates thereto) shall be deemed to constitute Permitted Exceptions.

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(c) Seller may elect (but is not obligated) to cure or attempt to cure any Title Objection Matters and Seller will notify Purchaser in writing prior to the Closing. If neither Seller nor Title Company elect within such period to cure the Title Objection Matters, then Purchaser will elect to either (i) terminate this Agreement and thereafter the Parties will have no further rights or obligations under this Agreement, or (ii) waive any uncured Title Objection Matters and proceed to Closing. Any Title Objection Matters so waived (or deemed waived) by Purchaser shall be deemed to constitute Permitted Exceptions.

(d) Purchaser’s obligation to purchase the Property is conditioned upon Title Company being committed at Closing to issue an ALTA standard coverage owner’s policy of title insurance with respect to the Property in the amount of the Purchase Price, subject to the Permitted Exceptions determined pursuant to this Section 3.2 (the “Title Policy”), upon payment of the applicable premium therefor and the satisfaction by Seller of the customary conditions and requirements thereto.

3.4 Due Diligence Objections. On or before the expiration of the Follow Up Due Diligence Period, Purchaser shall notify Seller in writing of any matter arising from Purchaser’s review of the Preliminary Commitment, Survey or of any matter arising from Purchaser’s inspection and investigation of the Property that is disapproved by Purchaser in its sole discretion, which notice shall specifically describe the matter or item disapproved and the reason for its disapproval. If Purchaser notifies Seller on or before the last day of the Follow Up Due Diligence Period that Purchaser disapproves any matter relating to the Property, Purchaser shall have the right, simultaneously with the giving of such notice, to either (i) request Seller to cure or remedy any matter disapproved by Purchaser within five (5) days after Seller’s receipt of such notice, in which event the Follow Up Due Diligence Period shall be automatically extended to the end of such 5-day period, or (ii) terminate this Agreement, and thereupon all further rights and obligations of the parties hereunder shall cease and terminate without further liability of either party to the other, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to cure or remedy any matter disapproved by Purchaser. If Seller does not cure or remedy any matter requested by Purchaser, Purchaser shall have three (3) business days after the end of the five (5) day cure period (and the Follow Up Due Diligence Period shall be further extended for such three (3) days) to either (a) accept upon written notice the matter(s) without cure or remedy and proceed to Closing, or (b) notify Seller in writing that Purchaser elects to terminate this Agreement. Purchaser’s failure to notify Seller in writing within the Follow Up Due Diligence Period that Purchaser is satisfied with the property thereof shall be deemed to be Purchaser’s dissatisfaction and disapproval thereof, and thereupon all further rights and obligations of the parties hereunder shall cease and terminate without further liability of either party to the other, except as otherwise expressly provided in this Agreement.

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4. Survey and Lot Split. Seller has procured the Survey from Accurate Surveying & Mapping, 1602 W. Hays St., Boise, Idaho 83702, a surveyor licensed in the State of Idaho, containing the description of Parcel A and location of all Improvements and encroachments thereon. A copy of the Survey has been provided to Purchaser and a copy is attached hereto as Exhibit B. Seller shall provide a copy of the final Survey, and any amendments or modifications thereto, to Purchaser and the Title Company. The cost of the Survey shall be paid for by the Seller. The Survey depicts as “Parcel A” the Property being transferred pursuant to this Agreement and as “Parcel B” the property being retained by Seller on which Seller owns and operates an ethanol plant (the “Ethanol Plant”). Seller is in the process of obtaining approval from the City of Burley of a lot split reflecting the boundary between Parcel A and Parcel B, and said lot split approval shall be a condition precedent to Purchaser’s obligation to purchase the Property. Purchaser has had the opportunity to obtain and confirm any and all entitlements which Purchaser deems necessary to operate its intended business on Parcel A.

5. Seller’s Representations and Warranties. As of the Effective Date and as of Closing, Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a Delaware limited liability company duly organized and validly existing under the laws of the state of Delaware and duly qualified to do business in Idaho.

5.2 Authority. Seller has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.3 Authorization. Seller has authorized the execution and delivery of this Agreement and the performance of its obligations hereunder by all necessary action under Idaho law.

5.4 No Violation. To the best of Seller’s knowledge, Seller’s performance of its obligations under this Agreement will not violate any provision of any agreement or judicial order to which Seller is a party or to which the Property is subject.

5.5 No Consent. Except for the matters discussed in Section 4 above and Section 5.7 below, no consent, approval, authorization, registration, qualification, designation, declaration, or filing with any governmental authority is required in connection with the execution and delivery of this Agreement by Seller.

5.6 Title. To Seller’s knowledge, Seller owns and possesses all right, title, and interest in and to the Property free and clear of all covenants, conditions, easements, liens, and encumbrances, other than those of record identified in the Commitment.

5.7 Temporary Operating Permit. Notwithstanding Seller representations in Subsections 5.4 and 5.5 above, Purchaser acknowledges the Property will be temporarily operating under the terms and conditions of Seller’s Idaho Department Environmental Quality (“IDEQ”) air permit (“Seller’s Permit”) and the activity exemption filed with the IDEQ on September 9, 2020, until such time that the IDEQ issues Purchaser its own separate air permit.  Purchaser has a duty to comply with all terms and conditions of Seller’s Permit including but not limited to: the types of grain stored or handled, throughput limits, permitted activities, permitted equipment. Purchaser will not violate any of the “Rules for the Control of Air Pollution in Idaho” while operating under the Seller’s permit.

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5.8 Litigation. There are no equitable, legal, or administrative suit, action, arbitration, or other proceedings pending or to Seller’s best knowledge threatened against or affecting the Property.

5.9 Broker Fees. Except as disclosed herewith in writing to Purchaser, the Seller is not obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transaction contemplated by this Agreement.

5.10 Hazardous Material. Except as disclosed on Schedule 5.10 attached hereto or discernable from environmental reports and other due diligence materials provided by Seller to Purchaser, to the Seller’s actual knowledge, neither Seller nor any previous owner of the Property or any other person or entity has ever used, generated, processed, stored, disposed of, released, or discharged any Hazardous Substance in violation of any applicable local, state or federal environmental law on, under or about the Property or transported it to or from the Property, nor to the Seller’s knowledge, has any person, entity, or governmental agency ever alleged that any such activities have occurred. Seller has not received notification of any kind from any agency alleging or suggesting that the Property is in violation of any applicable local, state, or federal environmental law. To the best of Seller’s knowledge, no underground or above ground storage tanks are or have been located on the Property. For purposes of this Agreement, “Hazardous Substance” means any substance, material or waste which is (a) defined as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste or similar term under any provision of federal, state or local law; including without limitation (b) petroleum or petroleum based product; (c) asbestos or asbestos based product; (d) polychlorinated biphenyls; (e) radioactive materials; (f) designated as a hazardous substance pursuant to the Clean Water Act; (g) material defined as a hazardous substance pursuant to the Resource Conservation Recovery Act; (h) material defined as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act; or (i) any material or substance determined by any federal, state or local governmental authority to be capable of posing a risk of injury to health, safety or property, including underground storage tanks.

5.11 Liens. All persons and entities supplying labor, services, materials and equipment to the Property have been paid and there are no claims or liens.

5.12 Condemnation. There are no condemnation proceedings pending, or to Seller’s knowledge, contemplated against the Property, or any part thereof, and the Seller has received no notice, oral or written, of the intent or desire of any public authority or public utility to take or use the Property or any part thereof.

5.13 Foreign Person. Seller is not a foreign person or entity pursuant to the Foreign Investment in Real Property Tax Act or the Tax Reform Act of 1984.

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5.14 Other Agreements. Except as disclosed on Schedule 5.14 attached hereto, there are no service, license, or concession agreements or other contracts relating to the Property or employees of Seller, or of any affiliate of Seller, currently employed in the operation or maintenance of the Property, other than those included in the Due Diligence Documents. All employment or maintenance contracts are terminable at will and shall be terminated by Seller at Closing, unless Purchaser gives contrary written instructions to Seller. No collective bargaining agreements between Seller and any labor organization apply to the operation or management of the Property.

5.15 Pending Actions. There are no proposed or pending changes in zoning or roadway, water, sewer, or other construction affecting any portion of the Property.

6. Purchaser’s Representations and Warranties. As of the Effective Date and as of Closing, Purchaser represents and warrants to Seller as follows:

6.1 Authority. Purchaser has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement.

6.2 Authorization. Purchaser has authorized the execution and delivery of this Agreement and the performance of its obligations hereunder by all necessary action under Idaho law.

6.3 No Violation. To the best of Purchaser’s knowledge, Purchaser’s performance of its obligations under this Agreement will not violate any provision of any agreement or judicial order to which Purchaser is a party.

6.4 No Consent. Except for matters discussed in Section 5.7, no consent, approval, authorization, registration, qualification, designation, declaration, or filing with any governmental authority is required in connection with the execution and delivery of this Agreement by Purchaser.

6.5 Investigation of Property. Purchaser has been permitted access to the Property and will have actually inspected the Property prior to Closing. Purchaser’s consummation of the transaction contemplated in this Agreement is based upon such inspection and not on any representations or warranties of Seller, except those expressly set forth in this Agreement. Purchaser agrees to accept the Property in an “AS IS, WHERE IS” condition, subject only to the express representations and warranties of Seller set forth in this Agreement and any repairs which Seller agrees in writing to perform in response to Purchaser’s due diligence objections made under Section 3.4 of this Agreement (“Seller’s Objection Response”). Purchaser hereby acknowledges that neither Seller nor any person acting on behalf of Seller has made any representation, warranty, guaranty or promise concerning the Property, whether oral or written, except as set forth in this Agreement or Seller’s Objection Response.

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7. Conditions to Close.

7.1 Conditions to Purchaser’s Obligations. The obligation of Purchaser to purchase the Property is subject to the satisfaction of each of the following conditions:

(a) Seller shall have obtained all necessary approvals from the City of Burley or any other applicable governing or regulatory body for a lot split as more particularly described in Section 4 of the Agreement and shall obtain or confirm any and all entitlements necessary for Purchaser to operate its intended business on the Property.

(b) Purchaser shall have verified to Purchaser’s satisfaction that Burley Irrigation District’s water rights necessary to operate Purchaser’s business on the Property are appurtenant to the Property. Purchaser shall notify Burley Irrigation District after Closing that Parcel A has been conveyed to Purchaser and Parcel B has been retained by Seller. Purchaser and Seller will be responsible to pay their respective water assessments to Burley Irrigation District.

(c) Seller shall have notified the tenant farmer (as more particularly described in Schedule 5.14) of the sale of the Property, and obtained a written acknowledgment (“Farmer Acknowledgement”) from the tenant farmer that the arrangement is terminable at any time upon notice from the then owner of the Property with confirmation of no objections from said tenant farmer.

(d) The parties shall have entered into an agreement for the maintenance of the connected or shared wall(s) of those certain improvements abutting each other along the boundary line between the Property (“Parcel A”) being transferred to Purchaser and the property being retained by Seller (“Parcel B”) (“Shared Wall Agreement”).

(e) The parties shall have entered into an agreement for the division and/or sharing of utilities and costs of utilities between Parcel A and Parcel B (“Utilities Agreement”).

(f) The parties shall have entered into an easement, cross-access and parking agreement with mutually agreed terms, including without limitation cross-indemnification for certain liabilities including environmental liabilities, to facilitate Purchaser’s contemplated use and management of Parcel A and Seller’s continued use of the rail loop on Parcel A and Seller’s use and management of Parcel B (“Cross Access Agreement”).

(g) Purchaser shall have entered into an agreement with COFCO International Grains US LLC (“COFCO”) pursuant to which COFCO will store corn in the Grain Storage Facilities (“Stored Grain”) and COFCO will supply corn to Purchaser from the Stored Grain.

(h) Seller shall have entered into an agreement with COFCO providing for COFCO to supply corn to Seller from the Stored Grain.

(i) The Parties shall have entered into agreements providing for the processing of corn and the delivery of ground corn to Seller’s Ethanol Plant; for the operation and maintenance of the rail spur and loop, the grain storage bins, and hammer mills; for the removal and sale of wet cake produced at Seller’s Ethanol Plant (the “Business Agreements”).

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(j) The parties shall have entered into a right of first offer agreement (the “ROFO Agreement”) pursuant to which Purchaser agrees to offer Parcel A to Seller, and Seller agrees to offer Parcel B to Purchaser, in the event either Party desires to sell its Parcel, and each Party agrees not to sell its Parcel to a third party unless such Party has first complied with the requirements of the ROFO Agreement.

(k) The representations and warranties of Seller set forth in this Agreement shall be true, complete, and accurate as of the Effective Date and as of the Closing.

(l) Seller shall have performed all requirements of the Title Company as set forth in the Commitment, and all obligations, covenants, and agreements to be performed by Seller prior to Closing as set forth in this Agreement.

(m) The Title Insurer shall be unconditionally prepared to issue to Purchaser or its nominee, at Closing, an ALTA Owner’s Standard Coverage Title Policy (“Title Policy”) in the full amount of the Purchase Price, insuring fee simple title to the Property to be vested in Purchaser or its nominee, together with endorsements requested by Purchaser, subject only to exceptions in the final version of the Commitment issued prior to Closing.

7.2 Waiver of Conditions by Purchaser. Purchaser may waive, as a condition precedent to Closing, compliance with any or all of the conditions set forth in Section 7.1 above, by written notice to Seller.

7.3 Conditions to Seller’s Obligations. The obligation of Seller to sell the Property is subject to the satisfaction of each of the following conditions:

(a) The representations and warranties of Purchaser set forth in this Agreement shall be true, complete, and accurate as of the Effective Date and as of the Closing.

(b) This Agreement shall have been authorized and approved by the Board of Directors of Pacific Ethanol, Inc.

(c) Seller shall have entered into an agreement with COFCO providing for COFCO to supply corn to Seller from the Stored Grain.

(d) The parties shall have entered into the Shared Wall Agreement, the Utilities Agreement, the Cross Access Agreement, the Business Agreements and the ROFO Agreement described in Section 7.1.

(e) Purchaser shall not be in material default of any of its obligations, covenants, and agreements as set forth in this Agreement.

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7.4 Waiver of Conditions By Seller. Seller may waive, as a condition precedent to Closing, compliance with any or all of the conditions set forth in Section 7.3 above, by written notice to Purchaser.

8. Closing. Subject to Purchaser’s approval of the Property and satisfaction of the conditions precedent, and except as otherwise provided in this Agreement, Closing shall occur in escrow in the office of Escrow Holder upon satisfaction of the conditions precedent, but in no event later than November 30, 2020 unless mutually agreed by the parties in writing. Closing shall be deemed to have occurred at such time as the Escrow Holder is in receipt of all Closing Documents (as defined in this Section 8) and is able to comply with Seller’s and Purchaser’s closing instructions.

8.1 Seller’s Closing Documents. On or before Closing, Seller shall deposit into escrow the following items:

(a) A duly executed, acknowledged and recordable Warranty Deed conveying fee simple title in the Property to Purchaser.

(b) A duly executed and acknowledged Farmer Acknowledgement as referenced in Section 7.1(c) of this Agreement.

(c) A duly executed and acknowledged Shared Wall Agreement as referenced in Section 7.1(d) of this Agreement.

(d) A duly executed and acknowledged Utilities Agreement as referenced in Section 7.1(e) of this Agreement.

(e) A duly executed and acknowledged Cross Access Agreement as referenced in Section 7.1(f) of this Agreement.

(f) Duly executed and acknowledged Business Agreements as referenced in Section 7.1(i) of this Agreement.

(g) A duly executed and acknowledged ROFO Agreement as referenced in Section 7.1(j) of this Agreement.

(h) An affidavit executed by the Seller that complies with Internal Revenue Code Section 1445(b)(2) or the corresponding provision of any future law and states that the Seller is not a foreign person within the meaning of Internal Revenue Code Section 1445(f)(3).

(i) Such other documents or instruments as are reasonably required by the Escrow Holder or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms of this Agreement.

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8.2 Purchaser’s Closing Documents. On or before Closing, Purchaser shall deposit into escrow the following items:

(a) Immediately available funds necessary to close this transaction.

(b) A duly executed and acknowledged Shared Wall Agreement as referenced in Section 7.1(d) of this Agreement.

(c) A duly executed and acknowledged Utilities Agreement as referenced in Section 7.1(e) of this Agreement.

(d) A duly executed and acknowledged Cross Access Agreement as referenced in Section 7.1(f) of this Agreement.

(e) Duly executed and acknowledged Business Agreements as referenced in Section 7.1(i) of this Agreement.

(f) A duly executed and acknowledged ROFO Agreement as referenced in Section 7.1(j) of this Agreement.

(g) Such other documents or instruments as are reasonably required by the Escrow Holder or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms of this Agreement.

8.3 Prorations. The following items shall be prorated as of Closing:  (a) real property taxes, bonds, special taxes, and assessments; (b) water, electricity, gas, and other utility payments or charges for which readings cannot be made as of Closing by the utility companies; and (c) any other expenses normal to the operation and maintenance of the Property.  Notwithstanding the lot split described in Section 4 above, Parcel A and the Personal Property are likely to be assessed for 2020 real property taxes and personal property taxes together with, and not separately from, Parcel B and the personal property located thereon.  Seller and Purchaser desire to facilitate the efficient and timely payment of such real property taxes and personal property taxes by agreeing herein to an equitable allocation of such taxes between Seller and Purchaser.  Seller and Purchase have agreed and compromised that, if the Closing occurs on November 30, 2020, Purchaser’s prorated portion of the 2020 real property taxes and personal property taxes allocable to Parcel A and the Personal Property is $6,254.13. If Closing occurs before or after November 30, 2020, an adjustment shall be made to the amount of the foregoing Seller credit equal to $195.44 multiplied by the number of days before or after November 30th that the Closing occurs. If the Closing occurs before November 30th, the adjustment amount shall be added to the Seller credit. If the Closing occurs after November 30th, the adjustment amount shall be subtracted from the Seller credit. For example, if the Closing occurs on November 20th, the Seller credit shall be $8,208.55 (i.e., $6,254.13 + $1,954.42 = $8,208.55). Having received such credit at Closing, Seller shall be solely responsible for, and shall pay before delinquency, all of the 2020 real property taxes and personal property taxes for Parcel A and the Personal Property.

8.4 Closing Costs. The Escrow Holder’s fees shall be paid equally by Purchaser and Seller. Seller shall pay (i) the cost of a standard coverage Title Policy and any Survey, (ii) any excise, transfer, sales, use or similar taxes resulting from the conveyance of any of the Property, (iii) recording fees for the sale documents, and (iv) Seller’s share of the prorations set forth in Section 8.3. Purchaser shall pay (a) Purchaser’s loan costs, fees, mortgage taxes, and recording fees and costs associated with any loan it may obtain, and, (b) any additional cost associated with receiving an extended coverage Title Policy (the different in price between a standard coverage Title Policy and an extended coverage Title Policy), if any, and (c) Purchaser’s share of the prorations set forth in Section 8.3. Each party shall pay for its own attorney’s fees and costs and for any other professionals retained by the party. Any other closing costs shall be paid equally by Purchaser and Seller.

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9. Seller’s Obligations Pending Closing. From the date of this Agreement until the Closing, Seller shall continue to maintain the Property in good order.

10. Reserved.

11. Notices. All notices, requests, demands, and other communications (collectively, “Notices”) hereunder shall be in writing and given by (i) established express delivery service that maintains delivery records, (ii) hand delivery, (iii) certified or registered mail, postage prepaid, return receipt requested, to the Parties at the following addresses, or at such other address as the Parties may designate by notice in the above manner, or (iv) Email with confirmation of receipt:

Seller:

Pacific Ethanol Magic Valley, LLC

Attention: Paul Koehler

400 Capital Mall, Suite 2060

Sacramento, CA 95814

Telephone: (916) 403-2790

Email: paulk@pacificethanol.com

With copies to:

Pacific Ethanol, Inc.

Attention: General Counsel

400 Capital Mall, Suite 2060

Sacramento, CA 95814

Telephone: (916) 403-2130

Email: cwright@pacificethanol.com

and

Holden Kidwell Hahn & Crapo, PLLC

Attention: Peter Christofferson

1000 Riverwalk Drive, Suite 200

Idaho Falls, ID 83402

Telephone: (208) 523-0620

Email: pchristofferson@holdenlegal.com

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Purchaser:

Liberty Basin, LLC

Attention: Monte Quast

872 E. Pebble Drive

Burley, Idaho 83318

Telephone: (208) 654-2733

Email: monte@gibbygroup.com

With a copy to:

Exceed Legal PLLC

Attention: Erik J. Bolinder

421 S. 8th Street

Boise, Idaho 83702

Telephone: 208-297-5959

Email: ebolinder@exceed.legal

Each such Notice shall be deemed given upon hand delivery; or deposit with an established express delivery service that maintains delivery records; or certified or registered mail, postage prepaid, return receipt requested. Any party to this Agreement may give written notice of a change of its address to the other party to this Agreement. Notices by way of facsimile shall be effective upon confirmed delivery. Notices by way of email are effective upon confirmed receipt.

12. General Provisions.

12.1 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter hereto and supersedes all prior understandings, agreements, representations, and warranties, if any, with respect to such subject matter.

12.2 Modification in Writing. This Agreement may only be modified by a writing executed by Purchaser and Seller.

12.3 Headings. The headings of the various paragraphs of this Agreement have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

12.4 Interpretation. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate, or any other entity. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Seller or Purchaser. The words “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –12

12.5 Dates of Performance. Whenever a date for an action required to be performed or any other period of time set forth in this Agreement falls on a Saturday, Sunday, or federal holiday, then such date shall be extended to the following business day.

12.6 Successors and Assigns. Purchaser may assign its rights hereunder to a partnership, corporation, limited liability company or other entity in which Purchaser or a principal of Purchaser, is a manager, member, shareholder or partner or which Purchaser has formed for the purpose of acquiring and owning the Property, without Seller’s prior consent. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement. Seller shall not transfer or convey any interest in the Property and shall not assign its rights and obligations under this Agreement without Purchaser’s prior written consent.

12.7 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same Agreement.

12.9 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Idaho.

12.10 Attorneys’ Fees. If a party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party to be fixed by the court in the same action.

12.11 Reserved.

12.12 Survival / No Merger. The provisions of this Agreement, the representations, warranties, and the indemnity agreements set forth herein shall survive Closing and any expiration or termination of this Agreement and shall not merge into any deed delivered and accepted upon the Closing of the transaction herein contemplated.

12.13 Waiver. The failure of a Party to insist upon strict performance of any of the terms set forth herein shall not be deemed a waiver of any rights or remedies that said party may have and shall not be deemed a waiver of any subsequent breach or default in the performance of any of the terms contained herein by the same or any other party.

12.14 Severability. If any term or provision of this Agreement or the application of it to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the extent permitted by law.

12.15 Confidentiality. Seller shall have the right to issue public notices concerning the transaction as may be necessary or advisable under the laws and regulations to which Seller’s parent company is subject. Seller shall provide Purchaser a draft of any such notice prior to making any such public notice for Purchaser’s comment.

12.16 Time is of Essence. Time is expressly made of the essence of all the provisions of this Agreement.

12.17 Reserved.

12.18 Risk of Loss. Seller shall bear the risk of loss to the Property prior to Closing.

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –13

IN WITNESS WHEREOF, this Agreement has been executed as of the last date written below.

[Signature Page Follows]

PURCHASER:		SELLER:

Liberty Basin, LLC, an Idaho limited liability company		Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company

By:	/s/ Reed Gibby	By:	/s/ Paul P. Koehler
Name:	Reed Gibby	Name:	Paul P. Koehler
Its:	Authorized Managing Member	Its:	Vice President

Date:	November 6, 2020	Date:	November 6, 2020

THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION OR ITS NEGOTIATION OR THE NEGOTIATION OF THE TRANSACTION DESCRIBED HEREIN DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL AND THE EXECUTION OF THIS AGREEMENT BY SELLER OR PURCHASER DOES NOT CONSTITUTE A BINDING CONTRACT UNTIL SUCH TIME AS THIS AGREEMENT HAS BEEN SIGNED BY AUTHORIZED OFFICERS OF PURCHASER AND SELLER AND DELIVERED TO PURCHASER AND SELLER.

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –14

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

Land Description

Parcel A

A parcel of land being a portion of South Half of the Southwest Quarter, and a portion of the Southeast Quarter of Section 25, Township 10 South, Range 22 East of the Boise Meridian, Burley City, Cassia County, Idaho, being more particularly described as follows:

Commencing at the found aluminum cap monument at the corner common to Sections 25, 26, 35 and 36, T10S, R22E as perpetuated by document 2012-000484, Records of Cassia County, from which the found aluminum cap monument at the south sixteenth corner common to Sections 25 and 26, T10S, R22E as perpetuated by document 2015-04675, Records of Cassia County, bears N 00° 09' 56" E a distance of 1318.66 feet; thence N 00° 09' 56" E along the section line for a distance of 1178.69 feet to a point on the centerline of the "G" Canal and the **REAL POINT OF BEGINNING;**

Thence along the centerline of the "G" Canal the following eleven courses and distances:

1) N 76° 19' 25" E for a distance of 33.30 feet;
2) N 75° 58' 52" E for a distance of 387.52 feet;
3) 563.54 feet along the arc of a 1500 foot radius curve right having a central angle of 21° 31' 32" and a long chord bearing N 86° 44' 38" E a distance of 560.23 feet;
4) S 82° 29' 36" E for a distance of 1589.88 feet;
5) 380.03 feet along the arc of a 450 foot radius curve left having a central angle of 48° 23' 14" and a long chord bearing N 73° 18' 47" E a distance of 368.84 feet;
6) 230.31 feet along the arc of a 450 foot radius curve right having a central angle of 29° 19' 26" and a long chord bearing N 63° 46' 53" E a distance of 227.80 feet;
7) N 78° 26' 36" E for a distance of 242.16 feet to a point on the sixteenth line;
8) N 78° 26' 36" E for a distance of 646.95 feet to a point on the sixteenth line;
9) N 78° 26' 36" E for a distance of 172.24 feet;
10) 367.10 feet along the arc of a 550 foot radius curve left having a central angle of 38° 14' 35" and a long chord bearing N 59° 19' 19" E a distance of 360.33 feet;
11) N 40° 12' 01" E for a distance of 66.26 feet to a point witnessed by a set 5/8th inch iron pin labeled PLS 11463 which bears S 00° 00' 00" E a distance of 20.00 feet;

Thence S 00° 00' 00" E for a distance of 365.32 feet to a set 5/8th inch iron pin labeled PLS 11463;

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –15

EXHIBIT “A” CONT.

LEGAL DESCRIPTION OF PROPERTY

Thence S 09° 54' 19" W for a distance of 371.36 feet to a set 5/8th inch iron pin labeled PLS 11463;

Thence 133.37 feet along the arc of a 537.52 foot radius curve right having a central angle of 14° 13' 00" and a long chord bearing S 16° 30' 57" E a distance of 133.03 feet to a set 5/8th inch iron pin labeled PLS 11463;

Thence S 90° 00'00" E for a distance of 191.52 feet to a set 5/8th inch iron pin labeled PLS 11463;

Thence S 00° 00' 00" E for a distance of 276.52 feet to a set 5/8th inch iron pin labeled PLS 11463;

Thence S 90° 00' 00" E for a distance of 188.07 feet to a magnetic copper cap set in concrete labeled PLS 11463;

Thence S 00° 00' 00" E for a distance of 31.32 feet to a magnetic copper cap set in concrete labeled PLS 11463;

Thence S 89° 59' 26" E for a distance of 400.41 feet to a set 5/8th inch iron pin labeled PLS 11463;

Thence S 21° 38' 08" W for a distance of 536.97 feet to a found 5/8th inch iron pin on the northerly line of West 100 South Road;

Thence S 89° 29' 41" W for a distance of 1077.33 feet to a found 5/8th inch iron pin on said northerly line;

Thence S 89° 26' 07" W for a distance of 1323.13 feet to a found 5/8th inch iron pin on said northerly line;

Thence S 89° 27' 30" W for a distance of 1326.46 feet to a found 5/8th inch iron pin on said northerly line;

Thence S 89° 27' 55" W for a distance of 1301.62 feet to a found 5/8th inch iron pin on said northerly line;

Thence S 00° 09' 56" W for a distance of 45.00 feet to a found 5/8th inch iron pin on the section line;

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –16

EXHIBIT “A” CONT.

LEGAL DESCRIPTION OF PROPERTY

Thence S 89° 27' 55" W for a distance of 25.00 feet to the found aluminum cap monument in asphalt at the corner common to Sections 25, 26, 35 and 36, T10S, R22E;

Thence N 00° 09' 56" E for a distance of 1178.69 feet to the **REAL POINT OF BEGINNING.**

**EXCEPTING THEREFROM**

**Commencing** at the found aluminum cap monument at the corner common to Sections 25 and 36, T10S, R22E and Sections 30 and 31, T10S, R23E as perpetuated by document 2015-004679, Records of Cassia County, from which the found aluminum cap monument at the east sixteenth corner common to Sections 25 and 36, T10S, R22E as perpetuated by document 2015-004678, Records of Cassia County, bears S 89° 29' 41" W a distance of 1325.39 feet; thence S 89° 29' 41' W along the section line for a distance of 598.21 feet; thence N 00° 34' 08" W for a distance of 144.72 feet to a found 5/8th inch iron pin labeled PLS 12720 and the **REAL POINT OF BEGINNING;**

Thence N 00° 40' 29" W for a distance of 189.80 feet to a found ½ inch iron pin;

Thence N 89° 29' 44" E for a distance of 400.79 feet to a found ½ inch iron pin;

Thence S 00° 31' 30" E for a distance of 102.16 feet to a found ½ inch iron pin;

Thence S 52° 21' 54" W for a distance of 55.23 feet to a found ½ inch iron pin;

Thence S 62° 43' 11" W for a distance of 120.46 feet to a found ½ inch iron pin;

Thence S 89° 29' 18" W for a distance of 248.69 feet to the **REAL POINT OF BEGINNING.**

Net acreage of Parcel A is 134.193 acres, more or less.

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –17

EXHIBIT “B”

To Purchase and Sale Agreement

DEPICTION OF PROPERTY (SURVEY) – PARCEL A

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –18

EXHIBIT “C”

To Purchase and Sale Agreement

INVENTORY LIST – MISCELLANEOUS PERSONAL PROPERTY

●	Trackmobile Model 95TM, Serial No. 95523.

●	John Deere Front End Loader 544, Serial No: 1DW544KHADE656371

Aside from the foregoing and the personal property referenced in Section 1.1(c), no equipment or personal property located on the Land is being conveyed to Purchaser. The Seller stores supplies, spare parts and other materiel in the Parts Shed most of which are for use in the Ethanol Plant. The Parties intend to deal with the ongoing use by Seller of the Trackmobile, Front End Loader and the Parts Shed in the Cross Access Agreement.

Certain irrigation equipment belonging to a third party is stored inside the rail loop, as described in Schedule 5.14, and such equipment is not being conveyed to Purchaser.

REAL ESTATE PURCHASE AND SALE AGREEMENT – PEMV MAGIC vALLEY PARCEL A –19

SCHEDULE 5.10

ENVIRONMENTAL MATTERS

In 2006, Parcels A and B together were known as the Glen Larsen Farm, which was used primarily as an irrigated agricultural and pasture land that included one farmstead on the east boundary of Parcel B. The Glen Larsen Farm was inspected for conditions such as stained ground and pavement, stressed vegetation, unauthorized dumping, and evidence of the use, storage, or release of hazardous materials. If any petroleum products, chemicals, or other potentially hazardous or regulated materials were found on the premises, they were noted. Reasonably ascertainable information was also gathered regarding underground and aboveground storage tanks, surficial and subsurface soil and ground water conditions, and land use on and around the subject property.

Site reconnaissance on the Glen Larsen Farm as of October 4, 2006, noted the following possible recognized environmental conditions (RECs), (excluding the area around the Larsen Farmstead located along 200 West):

1. The open 35-gallon metal drums of unknown contents in the bone yard have likely released their contents to soils and ground water at the subject site.

2. The Chevron petroleum pipeline located on the subject property along 100 South has the potential to impact the subject property.

3. The abandoned septic systems at the two demolished farmsteads pose as potential sources for potential historical release of hazardous constituents to subsurface soils and ground water.

4. The historical use and application of pesticides and herbicides to the subject property in the course of normal farming operations over the last 50 years presents the potential to impact site soils and groundwater.

5. The Union Pacific Railroad line is an historical off-site REC due to the common historical practice of railroads in general of dumping diesel fuel and other materials along rail lines, combined with often simple and incomplete operations and maintenance records.

Other sites and areas of potential concern were observed, including:

●	The abandoned ground water production well, located in relatively close proximity to the bone yard, is a potential REC. Reportedly, the well was not backfilled from its completion depth to the ground surface with cement-grout but rather simply severed at an approximate depth of a few feet below grade and then covered with soil. The well could act as a conduit by which hazardous constituents could have migrated vertically from the land surface, subsurface soils, and/or a shallow aquifer and impacted ground water quality in one or more aquifers beneath the site.

Moreover, during historical pumping use of the well it is possible that the well's radial cone of influence might have intercepted any contaminated ground water possibly associated with RECs identified within the bone yard, any pesticides used on fields, and/or elsewhere (in relatively close proximity to the well). As such, once the well was no longer in use, any residual plume of contaminated ground water might attenuate in different directions and/or extend over a larger subsurface aerial extent than during use of the well.

●	The abandoned ground water production well associated with the former on-site farmstead near the southwest corner of the subject property is a potential REC. Reportedly, the well was not backfilled from its completion depth to the ground surface with cement-grout but rather simply severed at an approximate depth of a few feet below grade and then covered with soil. The well could act as a conduit by which hazardous constituents could have migrated vertically from the land surface, subsurface soils, and/or a shallow aquifer and impacted ground water quality in one or more aquifers beneath the site.

Moreover, during historical pumping use of the well, it is possible that the well's radial cone of influence might have intercepted any contaminated ground water possibly associated with any pesticides used on fields, and/or elsewhere (in relatively close proximity to the well). As such, once the well was no longer in use, any residual plume of contaminated ground water might attenuate in different directions and/or extend over a larger subsurface aerial extent than during use of the well.

Based on the evidence gathered, there appears to be a moderate potential that some areas of topsoil and possibly subsurface soil and ground water underlying the subject property have been impacted by on-site and/or or off-site sources. This conclusion is based upon observations made during the on-site inspection and upon information gathered from publicly available and practically reviewable sources.

Map Identifying Location of Farmsteads & Bone Yard

Samples were collected on January 18, 2007. Surface soil samples were collected using dedicated Teflon scoops from two locations in the boneyard where containers of used petroleum products had been stored. The sample area was cleared of any organic material using the Teflon scoop. Soils were loosened with the scoop and homogenized on the ground surface; soils were then placed into pre-labeled, pre-cleaned and certified glass containers provided by the selected analytical laboratory. Sample containers were placed in zip-lock bags and immediately placed on ice in an insulated cooler.

One surface soil sample was collected at each of the following locations:

●	Bone Yard: Former location of drums of used oil (Sample BY-1),

●	Bone Yard: Location of three 5-gallon pails of used petroleum product (Sample BY-2),

●	One composite soil sample collected from three misc. locations to be analyzed for organochlorine pesticides (Pest1). All concentrations of metals detected in the samples are considered typical background level concentrations for this area.

The concentrations of organics detected in sample BY-1 (Bone Yard) are all below the IDTLs.

The concentrations of organics detected in sample BY-2 (Bone Yard) are below the IDTLs. It should be noted that no Idaho regulatory criteria exist for the TPH-DRO detected in this sample. The 87,000 mg/kg of TPH-DRO in the C25 to C36 range indicates the presence of residual long- chain, petroleum hydrocarbon constituents, which is consistent with observations made in the report and observations made at the time of sampling. The stained area covered approximately ten square feet.

The concentration of DDT in the composited soil sample does not exceed the IDTL, and is consistent with what would be expected at a site with a history of agricultural operations.

Analytical Results for Surface Soil Samples.

	Sample Number		Potential Regulatory Criteria
Analyte	BY-1	BY-2	Idaho Tier 0 Criteria[1]	Idaho IDTLs[2]	EPA Region 9 PRGs[3]
Bis(2-ethylhexyl)phthalate (µg/kg)	400		-	11,800	120,000
Chloroethane (µg/kg)	-	3.3	-	618	6,500
Acetone (µg/kg)	-	26	-	17,000	54,000,000
Toluene (µg/kg)	35	38	5,400	4,890	520,000
Methylene chloride (µg/kg)	-	6.1	-	16.9	21,000
Cyclohexane (µg/kg)	-	2.5	-	-	140,000
Benzene (µg/kg)	-	5.8	60	17.8	1,400
Methylcyclohexane (µg/kg)	-	5.4	-	-	8,700,000
Tetrachloroethene (µg/kg)	16	14	-	28.8	1,300
Ethylbenzene (µg/kg)	5	2.4	10,000	10,200	400,000
Xylenes, total (µg/kg)	33	14	7,000	1670	420,000
Benzo(a)pyrene (µg/kg)	-	-	120	42.2	210
TPH-GRO (mg/kg)	78	190	-	-	-
TPH-DRO (mg/kg)	-	87,0004	-	-	-

Notes:

1.	IDEQ Recommended Practices for Site Assessments During Closure of Underground Storage Tanks and Accidental Releases & Spills of Petroleum Hydrocarbon Products, May 2002

2.	Initial Default Target Levels from the Idaho Risk Evaluation Manual, July 2004. Values reflect criteria for unrestricted residential use.

3.	US EPA Region 9 Preliminary Remediation Goals for Direct Contact Exposure Pathway for Industrial Site Soils.

4.	The laboratory report stated that this sample was analyzed for TPH C25-C36, which was detected at an amount of 87,000mg/kg-dry.

Analytical Results for Composited Surface Soil Sample Analyzed for Pesticides.

	Sample Number	Potential Regulatory Criteria
Analyte	Pest1	Idaho IDTLs[1]	EPA Region 9 PRGs[2]
DDT (µg/kg)	4.4	403	1700

Notes:

1.	Initial Default Target Levels from the Idaho Risk Evaluation Manual, July 2004. Values reflect criteria for unrestricted residential use.

2.	US EPA Region 9 Preliminary Remediation Goals for Direct Contact Exposure Pathway for Industrial Site Soils.

SCHEDULE 5.14

OTHER AGREEMENTS

The area inside the rail loop is farmed by a family member of the former owner. The tenant farmer also stores irrigation equipment owned by the tenant farmer inside the loop. To the benefit of the Seller, the tenant farmer maintains the area free of weeds. This arrangement is not supported by any writing. In accordance with Section 7.1(c) of the Agreement, Seller will notify the tenant farmer of the sale of the Property, and obtain a written Farmer Acknowledgment from the tenant farmer that the arrangement is terminable at any time upon notice from the then owner of the Property.